UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 5, 2006
King Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	001-15875 (Commission File Number)	54-1684963 (I.R.S. Employer Identification No.)

501 Fifth Street, Bristol, Tennessee (Address of principal executive offices)	37620 (Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
ITEM 8.01 Other Events.
ITEM 9.01 Financial Statements and Exhibits.
Ex-99.1 Press Release issued jointly by King Pharmaceuticals, Inc. and Wyeth dated July 6, 2006

ITEM 1.01 Entry into a Material Definitive Agreement.
On July 5, 2006, King Pharmaceuticals, Inc. (the “Company”) entered into an Amended and Restated Copromotion Agreement (the “Amended Agreement”), effective January 1, 2006, with Wyeth, acting through its Wyeth Pharmaceuticals Division (“Wyeth”), related to the promotion and marketing of the Company’s Altace® (ramipril) product. Altace® is an angiotensin converting enzyme, or ACE, inhibitor that significantly reduces the rates of stroke, myocardial infarction (heart attack) and death from cardiovascular causes in a broad range of high-risk cardiovascular patients.
The Amended Agreement amends and restates the Copromotion Agreement that the parties entered into, effective June 22, 2000 (the “Prior Agreement”), pursuant to which the Company and Wyeth have been jointly marketing Altace® in the United States, its territories and possessions, the District of Columbia and the Commonwealth of Puerto Rico (the “Territory”). The Amended Agreement provides for an orderly wind-down of Wyeth’s involvement in the promotion and marketing of Altace®. Effective January 1, 2007, in accordance with the terms and conditions of the Amended Agreement, the Company will assume full responsibility for selling, marketing and promoting Altace®. For the remainder of 2006, Wyeth’s sales force will continue to promote Altace® with the Company in the Territory.
For 2006, the Company will pay Wyeth a copromotion fee based on a percentage of Altace® net sales in 2006 as follows: (i) 15% of Altace® net sales that are less than or equal to $165 million; (ii) 42.5% of Altace® net sales that are in excess of $165 million and less than or equal to $465 million; and (iii) 52.5% of Altace® net sales that are in excess of $465 million and less than or equal to $585 million. Accordingly, the maximum copromotion fee the Company would pay Wyeth for 2006 totals $215 million. For years following 2006, until the Agreement expires in 2010, the Company will pay Wyeth a restructured annual fee based on a percentage of Altace® net sales, subject to annual payment limits, as set forth in the following table.

	Percentage of Altace® Net
Year Ending	Sales on which the Annual Fee
December 31,	is Based	Annual Fee Cap
2007	30%	$178.5 million
2008	22.5%	$134.0 million
2009	14.2%	$84.5 million
2010	25%	$5.0 million
For purposes of calculating the annual fee, Altace® net sales will not include any Altace® combination products but will include all formulations of Altace® having ramipril as the sole active ingredient. Wyeth will continue to pay its share of marketing expenses for the remainder of 2006. In addition, Wyeth will pay the Company a $20 million milestone fee if a specified net sales threshold is achieved in 2008.
The Company will continue to be responsible for the manufacture and distribution of Altace®. Each party will bear all of its own personnel costs.
Further, completion of any additional studies of Altace® which are or may be required to obtain pediatric labeling in the Territory are to be performed at the Company’s sole discretion and expense. The costs of any studies performed pursuant to the Prior Agreement which were approved by both parties shall be shared equally between the parties.

The Amended Agreement also forever releases and discharges all disputes between the parties prior to the execution of the Amended Agreement, notwithstanding certain rights and obligations of the parties under the Amended Agreement, and it obligates them to dismiss with prejudice the case between the parties currently pending in the United States District Court for the Eastern District of New York.
A copy of the press release issued in connection with the parties’ announcement of their entrance into the Amended Agreement is being furnished pursuant to this Item 1.01 as Exhibit 99.1 to this Current Report on Form 8-K.
ITEM 8.01 Other Events.
As a result of the Company’s assuming, effective January 1, 2007, full responsibility for selling and marketing Altace® under the Amended Agreement, the Company plans to establish an 88-person specialty cardiovascular sales force to assist its existing commercial team in pursuing and building on the Company’s marketing strategy. The Company expects to incur additional expenses in connection with transition activities and to make higher levels of investment in marketing.
ITEM 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit
Number	Description
99.1	Press release issued jointly by King Pharmaceuticals, Inc. and Wyeth dated July 6, 2006.
The press release is being furnished pursuant to Item 1.01 of this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

King Pharmaceuticals, Inc.
By:	/s/ Brian A. Markison
Brian A. Markison
President and Chief Executive Officer

Date: July 7, 2006

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release issued jointly by King Pharmaceuticals, Inc. and Wyeth dated July 6, 2006.